UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/01/2007

Centene Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-33395

Delaware	42-1406317
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7711 Carondelet Avenue, Suite 800, St. Louis, MO 63105
(Address of principal executive offices, including zip code)

314-725-4477
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

    Coordinated Care Corporation Indiana, Inc., a subsidiary of Centene Corporation, entered into a contract with The Office of Medicaid Policy and Planning and The Office of the Children’s Health Insurance Program of the Indiana Family and Social Services Administration to provide statewide Medicaid managed care to a portion of the eligible Hoosier Healthwise members. The contract is effective by its terms as of January 1, 2007. The initial contract runs through December 31, 2010, and is subject to an extension of up to two additional years at the discretion of the state. The agreement may be terminated at any time by the state under the terms specified in the contract.

Managed Health Services Insurance Corp., a subsidiary of Centene Corporation, amended the contract for Medicaid and BadgerCare HMO Services with the Wisconsin Department of Health and Family Services. The amendment is effective by its terms as of January 1, 2007. Among other things, the contract amendment changes the applicable capitation rates. The contract term continues to be effective through December 31, 2007; however, the parties may mutually agree to renew the contract for an additional one-year period. The agreement may be terminated at any time by mutual agreement or by either party under the terms specified in the contract. The original agreement is filed as Exhibit 10.1 to our Annual Report on Form 10-K dated as of February 24, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Centene Corporation
Date: January 8, 2007	By:	/s/ J. Per Brodin
J. Per Brodin
Senior Vice President, Chief Financial Officer and Treasurer